Exhibit 99.1

Unless the context otherwise requires, references to the “Company,” “we,” “our,” “us” or “PBF” refer to PBF Holding Company LLC, or PBF Holding, and, in each case, unless the context otherwise requires, its consolidated subsidiaries.

Recent Developments

COVID-19

The outbreak of the COVID-19 pandemic and certain developments in the global oil markets continue to negatively impact worldwide economic and commercial activity and financial markets, as well as global demand for petroleum and petrochemical products. The COVID-19 pandemic and related governmental responses have also resulted in significant business and operational disruptions, including business and school closures, supply chain disruptions, travel restrictions, stay-at-home orders and limitations on the availability of workforces and has resulted in significantly lower demand for refined petroleum products. We believe, but cannot guarantee, that demand for refined petroleum products will ultimately rebound as governmental restrictions are lifted. However, the ultimate significance of the COVID-19 pandemic on our business will be dictated by its currently unknowable duration and the rate at which people are willing and able to resume activities even after governmental restrictions are lifted. In addition, recent global geopolitical and macroeconomic events have further contributed to the decline in crude oil refined product prices and may continue to do so in the future.

The price of refined products we sell and the crude oil we purchase impacts our revenues, income from operations, net income and cash flows. In addition, a decline in the market prices for products and feedstocks held in our inventories below the carrying value of our inventory may result in the adjustment of the value of our inventories to the lower market price and a corresponding loss on the value of our inventories, and any such adjustment is likely to be material.

We are actively responding to the impacts from these matters on our business. In late March and through early April 2020, we started reducing the amount of crude oil processed at our refineries in response to the decreased demand for our products and we temporarily idled various units at certain of our refineries to optimize our production in light of prevailing market conditions. Currently, our refineries are still operating at reduced throughput levels across our refining system as demand for refined products continues to be lower than historical norms due to the COVID-19 pandemic.

As previously announced, we have adjusted our operational plans to the evolving market conditions and taken steps to lower our 2020 operating expenses budget through significant reductions in discretionary activities and third party services. We continue to target and execute these expense reduction measures. Through the end of the third quarter, we exceeded our full-year goal of $140.0 million in total operating expense reductions by achieving over $225.0 million in reductions, including energy. While some of these savings are a result of reduced operational tempo, the majority are deliberate operating and other expense reductions. In addition, we continue to operate our refineries at reduced rates and expect near-term throughput to range from 700,000 to 800,000 barrels across our refining system, assuming continuation of current conditions. As the market conditions develop and the demand outlook becomes clearer, we will continue to adjust our operations in response.

On October 29, 2020, we announced an operational reconfiguration of our East Coast refining system comprised of our Delaware City and Paulsboro refineries. As part of the reconfiguration, the Paulsboro refinery will be idling certain of its major processing units. The reconfiguration is expected to be complete by year-end 2020 with future East Coast near-term throughput expected to be approximately 260,000 barrels per day, depending on market conditions. Annual operating and capital expenditures savings are expected to be approximately $100.0 million and $50.0 million, respectively, relative to average historic levels. As a result of the reconfiguration, we expect to incur charges in the fourth quarter of 2020 of approximately $15.0 million related to severance and employee related expenses.

In addition to the steps above with respect to our operations, we also have continued our focus on preserving liquidity and keeping our employees safe. We previously disclosed several transactions and initiatives related to these areas which included raising net proceeds of approximately $982.9 million in conjunction with our May issuance of Existing Secured Notes, the sale of five hydrogen plants in April for gross proceeds of $530.0 million, significant reductions of approximately $357.0 million in 2020 planned capital expenditures, minimizing corporate overhead expenses primarily through temporary salary reductions, the suspension of PBF Energy’s quarterly dividend and the establishment of a company wide COVID-19 response team. Based on our cash balance of $1,224.0 million as of November 30, 2020, after giving effect to this offering and assuming no subsequent borrowings under our Revolving Credit Facility, our liquidity including excess availability under our Revolving Credit Facility would have been approximately $2,069.8 million.

We continue to evaluate various other liquidity and cash flow optimization options in addition to safely and responsibly bringing back our workforce to the refineries and corporate office locations. As part of these cost saving initiatives, we reduced our workforce across our refineries in the second quarter in response to current challenging business conditions, which resulted in a $12.9 million charge. We have also continued to utilize our COVID-19 response team to implement additional social distancing measures across the workplace in addition to the continued enhancement of personal protective equipment and the cleanliness of our facilities. Through the guidance of our COVID-19 response team, we have started to bring back a portion of our workforce to their primary locations on a phased in approach, and we will continue to rely on our team and the evolution of the COVID-19 pandemic as we evaluate the appropriate time and way in which we will phase in the return of the rest of our workforce.

Many uncertainties remain with respect to the COVID-19 pandemic, including the extent to which the COVID-19 pandemic will continue to impact our business and operations, the effectiveness of the actions undertaken by national, regional, state and local governments and health officials to contain the virus or treat its effects, and how quickly and to what extent economic conditions improve and normal business and operating conditions resume. We are unable to predict the ultimate economic impacts from the COVID-19 pandemic, however, we have been and will likely continue to be adversely impacted. There can be no guarantee that measures taken to date to mitigate known impacts of the COVID-19 pandemic will be effective.

See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors—Risks Relating to the Notes—Risks Relating to COVID-19 and Related Developments.”

***

Summary Historical Condensed Consolidated and Pro Forma Financial and Other Data

The following table sets forth our summary historical and pro forma condensed consolidated financial data at the dates and for the periods indicated. The summary historical consolidated financial data as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 have been derived from our audited financial statements included in our 2019 Annual Report incorporated by reference herein. The information as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 was derived from the unaudited condensed consolidated financial statements included in our September Quarterly Report incorporated by reference herein. The summary unaudited pro forma condensed consolidated financial information for the year ended December 31, 2019 is derived from our unaudited pro forma financial statements included in our Form 8-K/A filed on April 17, 2020, which is incorporated by reference herein.

The summary unaudited pro forma condensed consolidated financial information has been derived by the application of pro forma adjustments to our historical consolidated financial statements that give effect to the Martinez Acquisition, borrowings incurred under our Revolving Credit Facility and the issuance of the 2028 Senior Notes to fund the Martinez Acquisition and the corresponding redemption of the 2023 Senior Notes. In addition, the unaudited pro forma condensed consolidated financial information also reflects the consummation of our 9.25% senior secured notes due 2025 and the impact of this proposed offering. The unaudited pro forma condensed consolidated financial information does not reflect the effects of any anticipated changes to be made by us to the operations of the combined companies, including synergies and cost savings, and does not include one-time transaction and integration charges attributable to the acquisition. The unaudited pro forma condensed consolidated financial information should not be construed to be indicative of our future results of operations or financial position.

You should read this information in conjunction with our consolidated financial statements and the related notes thereto (in “Item 8. Financial Statements and Supplementary Data”), “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 6. Selected Financial Data” included in our 2019 Annual Report, in our September Quarterly Report and the 2019 audited combined financial statements of the Martinez refinery and logistics assets, each of which are incorporated by reference herein, and the sections entitled “Basis of Presentation,” and “Summary” in this offering memorandum. Our summary unaudited pro forma condensed consolidated financial information is presented for informational purposes only.

	Year Ended December 31,				Nine Months Ended September 30,
(in millions)	2019	2018	2017	Pro Forma Consolidated 2019	2020	2019	Pro Forma Condensed Consolidated 2020 (4)
Revenues	$24,468.9	$27,164.0	$21,772.4	$28,283.8	$11,408.3	$18,182.7	$11,772.1
Cost and expenses:
Cost of products and other	21,667.7	24,744.6	19,095.8	25,164.8	11,300.3	16,076.1	11,650.2
Operating expenses, excluding depreciation	1,684.3	1,654.8	1,626.4	1,929.6	1,383.6	1,274.9	1,404.2
Depreciation and amortization expense	386.7	329.7	254.3	423.4	332.4	288.3	335.4

Cost of sales	23,738.7	26,729.1	20,976.5	27,517.8	13,016.3	17,639.3	13,389.8
General and administrative expenses, excluding depreciation (1)	258.7	253.8	197.9	507.0	173.5	157.6	209.6
Depreciation and amortization expense	10.8	10.6	13.0	10.8	8.4	7.8	8.4
Change in contingent consideration	—	—	—	—	(79.3)	—	(79.3)
Equity income in investee	(7.9)	(17.8)	(14.6)	(7.9)	—	(7.9)	—
(Gain) loss on sale of assets	(29.9)	(43.1)	1.5	(19.3)	(469.4)	(31.8)	(469.4)

Total cost and expenses	$23,970.4	$26,932.6	$21,174.3	$28,008.4	$12,649.5	$17,765.0	$13,059.1

	Year Ended December 31,				Nine Months Ended September 30,
(in millions)	2019	2018	2017	Pro Forma Consolidated 2019	2020	2019	Pro Forma Condensed Consolidated 2020 (4)
Income (loss) from operations	$498.5	$231.4	$598.1	$275.4	$(1,241.2)	$417.7	$(1,287.0)
Other income (expense)
Change in fair value of catalyst obligations	(9.7)	5.6	(2.2)	(9.7)	4.2	(6.4)	4.2
Debt extinguishment costs	—	—	(25.5)	—	(22.2)	—	(22.2)
Interest expense, net	(108.7)	(127.1)	(122.6)	(268.6)	(148.3)	(83.4)	(201.4)
Other non-service components of net periodic benefit cost	(0.2)	1.1	(1.4)	(0.2)	3.2	(0.2)	3.2

Income (loss) before income taxes	379.9	111.0	446.4	(3.1)	(1,404.3)	327.7	(1,503.2)
Income tax (benefit) expense	(8.3)	8.0	(10.8)	(8.3)	8.6	(7.4)	8.6

Net income (loss)	388.2	103.0	457.2	5.2	(1,412.9)	335.1	(1,511.8)
Less: net income (loss) attributable to noncontrolling interests	—	0.1	0.1	—	(0.1)	0.1	(0.1)

Net income (loss) attributable to PBF Holding LLC	$388.2	$102.9	$457.1	$5.2	$(1,412.8)	$335.0	$(1,511.7)

Balance sheet data (at end of period)
Total assets	$8,845.6	$7,213.5	$7,506.2	$10,942.3	$9,902.1	$8,629.4	$10,147.9
Total debt (2)	1,287.1	1,290.9	1,668.0	3,261.2	3,720.8	1,288.5	3,970.8
Total equity	3,897.2	3,529.8	3,184.1	3,874.8	2,518.3	3,850.0	2,518.3
Selected financial data:
Capital expenditures (3)	$717.1	$560.3	$642.9	$903.3	$1,510.1	$606.6	$1,510.1
Adjusted EBITDA	676.1	944.3	590.0	489.7	(717.3)	459.4	(760.1)

(1)

Includes acquisition related expenses consisting primarily of consulting and legal expenses related to completed and other pending and non-consummated acquisitions of $9.9 million and $0.5 million in 2019 and 2017, respectively. There were no acquisition related expenses during 2018. We incurred acquisition-related costs of $10.9 million for the nine months ended September 30, 2020 consisting primarily of first quarter consulting and legal expenses related to the Martinez Acquisition. There were no acquisition-related costs during the nine months ended September 30, 2019.

(2)	Total debt includes current maturities and excludes debt issuance costs and affiliate notes payable.
(3)

Includes expenditures for acquisitions, construction in progress, property, plant and equipment, deferred turnaround costs and other assets, excluding the proceeds from sales of assets. Pro forma capital expenditures for the year ended December 31, 2019 and the nine months ended September 30, 2020 includes historical capital expenditures of the Martinez refinery and logistics assets for the periods prior to the closing of the Martinez Acquisition and does not purport to indicate actual capital expenditures that would actually have been incurred had the Martinez Acquisition been completed on the assumed date or for the periods presented, or which may be realized in the future.

(4)

The pro forma condensed consolidated information for the nine months ended September 30, 2020 principally includes the June 30, 2020 pro forma information that gives effect to the February 1, 2020 Martinez Acquisition, actual results for the three months ended September 30, 2020 and the effects of the consummation of this offering.

EBITDA, EBITDA Excluding Special Items and Adjusted EBITDA

Our management uses EBITDA (earnings before interest, income taxes, depreciation and amortization), EBITDA excluding special items and Adjusted EBITDA as measures of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our board of directors, creditors, analysts and investors concerning our financial performance. Our outstanding indebtedness for borrowed money and other contractual obligations also include similar measures as a basis for certain covenants under those agreements which may differ from the Adjusted EBITDA definition described below.

EBITDA, EBITDA excluding special items and Adjusted EBITDA are not presentations made in accordance with GAAP and our computation of EBITDA, EBITDA excluding special items and Adjusted EBITDA may vary from others in our industry. In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the agreements governing our Existing Notes and other credit facilities. EBITDA, EBITDA excluding special items and Adjusted EBITDA should not be considered as alternatives to income from operations or net income as measures of operating performance. In addition, EBITDA, EBITDA excluding special items and Adjusted EBITDA are not presented as, and should not be considered, an alternative to cash flows from operations as a measure of liquidity. Adjusted EBITDA is defined as EBITDA before adjustments for items such as stock-based compensation expense, the non-cash change in the fair value of catalyst obligations, the write down of inventory to the LCM, debt extinguishment costs related to refinancing activities, and certain other non-cash items. Other companies, including other companies in our industry, may calculate EBITDA, EBITDA excluding special items and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. EBITDA, EBITDA excluding special items and Adjusted EBITDA also have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include that EBITDA, EBITDA excluding special items and Adjusted EBITDA:

•	do not reflect depreciation expense or our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•	do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	do not reflect realized and unrealized gains and losses from certain hedging activities, which may have a substantial impact on our cash flow;

•	do not reflect certain other non-cash income and expenses; and

•	exclude income taxes that may represent a reduction in available cash.

The following tables reconcile net income as reflected in our results of operations to EBITDA, EBITDA excluding special items and Adjusted EBITDA for the periods presented:

	Year Ended December 31,				Nine Months Ended September 30,
(in millions)	2019	2018	2017	Pro Forma Consolidated 2019	2020	2019	Pro Forma Condensed Consolidated 2020 (1)
Reconciliation of net income (loss) to EBITDA and EBITDA excluding special items:
Net income (loss)	$388.2	$103.0	$457.2	$5.2	$(1,412.9)	$335.1	$(1,511.8)
Depreciation and amortization expense	397.5	340.3	267.3	434.2	340.8	296.1	343.8
Interest expense, net	108.7	127.1	122.6	268.6	148.3	83.4	201.4
Income tax (benefit) expense	(8.3)	8.0	(10.8)	(8.3)	8.6	(7.4)	8.6

EBITDA	$886.1	$578.4	$836.3	$699.7	$(915.2)	$707.2	$(958.0)

Special Items:
Add: Non-cash LCM inventory adjustment	(250.2)	351.3	(295.5)	(250.2)	691.5	(277.0)	691.5
Add: Debt extinguishment costs	—	—	25.5	—	22.2	—	22.2
Add: Change in fair value of contingent consideration	—	—	—	—	(79.3)	—	(79.3)
Add: Gain on sale of hydrogen plants	—	—	—	—	(471.1)	—	(471.1)
Add: Severance costs	—	—	—	—	12.9	—	12.9
Add: Gain on Torrance land sale	(33.1)	(43.8)	—	(33.1)	—	(33.1)	—
Add: Early railcar return expense	—	52.3	—	—	—	—	—

EBITDA excluding special items	$602.8	$938.2	$566.3	$416.4	$(739.0)	$397.1	$(781.8)

Reconciliation of EBITDA to Adjusted EBITDA:
EBITDA	$886.1	$578.4	$836.3	$699.7	$(915.2)	$707.2	$(958.0)
Add: Stock-based compensation	30.5	20.2	21.5	30.5	25.9	22.8	25.9
Add: Change in fair value of catalyst obligations	9.7	(5.6)	2.2	9.7	(4.2)	6.4	(4.2)
Add: Change in fair value of contingent consideration	—	—	—	—	(79.3)	—	(79.3)
Add: Non-cash LCM inventory adjustment	(250.2)	351.3	(295.5)	(250.2)	691.5	(277.0)	691.5
Add: Gain on sale of hydrogen plants	—	—	—	—	(471.1)	—	(471.1)
Add: Debt extinguishment costs	—	—	25.5	—	22.2	—	22.2
Add: Severance costs	—	—	—	—	12.9	—	12.9

Adjusted EBITDA	$676.1	$944.3	$590.0	$489.7	$(717.3)	$459.4	$(760.1)

(1)

The pro forma condensed consolidated information for the nine months ended September 30, 2020 principally includes the June 30, 2020 pro forma information that gives effect to the February 1, 2020 Martinez Acquisition, actual results for the three months ended September 30, 2020 and the effects of the consummation of this offering.

Risks Relating to Our Business and Industry

The outbreak of the COVID-19 pandemic and certain developments in the global oil markets are significantly affecting our business, financial condition and results of operations and may continue to do so, and our liquidity could also be negatively impacted, particularly if the U.S. economy remains unstable for a significant amount of time.

The outbreak of the COVID-19 pandemic and certain developments in the global oil markets are negatively impacting worldwide economic and commercial activity and financial markets, as well as global demand for petroleum and petrochemical products. The COVID-19 pandemic and related governmental responses have also resulted in significant business and operational disruptions, including business closures, supply chain disruptions, travel restrictions, stay-at-home orders and limitations on the availability of workforces. In addition, movements made by the world’s largest oil producers to increase market share in the current environment, combined with the impact of the COVID-19 pandemic, has created simultaneous shocks in oil supply and demand resulting in an economic challenge to our industry which has not occurred since our formation. This combination has resulted in significant demand reduction for our refined products and abnormal volatility in oil commodity prices, which may continue for the foreseeable future. The full impact of the COVID-19 pandemic and these market developments is unknown and is rapidly evolving. The full extent to which the COVID-19 pandemic and these market developments negatively impact our business and operations will depend on the severity, location and duration of the effects and spread of COVID-19, the actions undertaken by national, regional and local governments and health officials to contain the virus or treat its effects, and how quickly and to what extent economic conditions improve and normal business and operating conditions resume.

We continue to work with federal, state and local health authorities to respond to COVID-19 cases in the regions we operate and are taking or supporting measures to try to limit the spread of the virus and to mitigate the burden on the healthcare system. Many of these measures will continue to have an adverse impact on our business and financial results that we are not currently able to fully quantify. For example, we are continuing to phase back employees to their respective work locations and we are carefully evaluating projects at our refineries and limiting or postponing projects and other non-essential work. Based on market conditions, our refineries are currently operating at reduced rates. We have significantly reduced our capital expenditures budget for 2020, while intending to satisfy and comply with all required safety, environmental and planned regulatory capital commitments and other regulatory requirements, although there are no assurances that we will be able to do so. Non-compliance with applicable environmental and safety requirements, including as a result of reduced staff due to an outbreak at one of our refineries, may subject us to fines or penalties assessed by governmental authorities or may result in an environmental or safety incident. We may also be subject to liability as a result of claims by impacted workers.

The COVID-19 pandemic could also adversely affect our liquidity and ability to access the capital markets. The Company’s credit ratings were recently downgraded by three credit ratings agencies, all citing, among other things, the uncertainty in duration and impact of the COVID-19 pandemic on our business. See “Risk Factors—Risks Relating to Our Business and Industry—Our future credit ratings could adversely affect the cost of our borrowing as well as our ability to obtain credit in the future.” If we continue to experience low crude oil prices and deteriorating market conditions, our short-term and long-term credit ratings may continue to be adversely affected and our borrowing capacity under our Revolving Credit Facility may be reduced. As a result, we may require additional capital, and such additional financing may not be available on favorable terms or at all.

Broad economic factors resulting from the current COVID-19 pandemic, including increasing unemployment rates, substantially reduced travel and reduced business and consumer spending, also affect our business. Business closings and layoffs in the markets we operate may adversely affect demand for our refined products. Sustained deterioration of general economic conditions or weak demand levels persisting longer than currently anticipated could require additional actions on our part to lower our operating costs, including temporarily or permanently ceasing to operate units at our facilities. There may be significant incremental costs associated with such actions. Continued or further deterioration of economic conditions may harm our liquidity and ability to repay our outstanding debt.

As a result of enduring throughput reductions across our refineries and noticeable decrease in demand for our products, we determined that an impairment triggering event had occurred. Therefore, we performed an interim impairment assessment on certain long-lived assets as of September 30, 2020. As a result of the interim impairment test, we determined that our long-lived assets were not impaired when comparing the carrying value of the long-

lived assets to the estimated undiscounted future cash flows expected to result from use of the assets over their remaining estimated useful life. If adverse market conditions persist or there is further deterioration in the general economic environment due to the COVID-19 pandemic, there could be additional indicators that our assets are impaired requiring evaluation that may result in future impairment charges to earnings.

In addition, our results and financial condition may be adversely affected by federal or state laws, regulations, orders, or other governmental or regulatory actions addressing the current COVID-19 pandemic or the U.S. refining industry, which, if adopted, could result in direct or indirect restrictions to our business, financial condition, results of operations and cash flow.

Furthermore, the current COVID-19 pandemic has caused disruption in the financial markets and the businesses of financial institutions. These factors have caused a slowdown in the decision-making of these institutions, which may affect the timing on which we may obtain any additional funding. There can be no assurance that we will be able to raise additional funds on terms acceptable to us, if at all.

The foregoing and other continued disruptions to our business as a result of the COVID-19 pandemic could result in a material adverse effect on our business, result of operations, financial condition, cash flows and our ability to service our indebtedness and other obligations.

To the extent the COVID-19 pandemic adversely affects our business, financial condition, results of operations and liquidity, it may also have the effect of heightening many of the other risks described in the “Risk Factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2019 and in this offering memorandum, as those risk factors are amended or supplemented by reports and documents we file with the SEC after the date of this offering memorandum.

Our working capital, cash flows and liquidity can be significantly impacted by volatility in commodity prices and refined product demand.

Payment terms for our crude oil purchases are typically longer than those terms we extend to our customers for sales of refined products. Additionally, reductions in crude oil purchases tend to lag demand decreases for our refined products. As a result of this timing differential, the payables for our crude oil purchases are generally proportionally larger than the receivables for our refined product sales. As we are normally in a net payables position, a decrease in commodity prices generally results in a use of working capital. Given we process a significant volume of crude oil, the impact can materially affect our working capital, cash flows and liquidity.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under our indebtedness.

Our indebtedness may significantly affect our financial flexibility in the future. As of September 30, 2020, we have total debt of $3,720.8 million, excluding unamortized deferred debt issuance costs of $43.1 million, and we could incur additional borrowing under our revolving credit facility. As disclosed in this offering memorandum, on May 13, 2020, we issued $1.0 billion in aggregate principal amount of 2025 Senior Secured Notes and on January 24, 2020, we issued $1.0 billion in aggregate principal amount of 2028 Senior Notes (the proceeds of which were used primarily to fully redeem the 2023 Senior Notes and to fund a portion of the cash consideration for the Martinez Acquisition). Additionally, during the nine months ended September 30, 2020, we used advances under our Revolving Credit Facility to fund a portion of the Martinez Acquisition and for other general corporate purposes. The amounts set forth above do not include any post-closing payments in connection with the Martinez Acquisition to the seller if certain conditions are met, including earn-out payments based on certain earnings thresholds of the Martinez refinery (as set forth in the sale and purchase agreement, for a period of up to four years following the closing date). We may incur additional indebtedness in the future, subject to the satisfaction of any debt incurrence limitation covenants in our existing financing agreements. Although we were in compliance with incurrence covenants during the quarter ended September 30, 2020 to the extent that any of our activities triggered these covenants, there are no assurances that conditions could not change significantly, and that such changes could adversely impact our ability to meet some of these incurrence covenants at the time that we needed to. Failure to meet the incurrence covenants could impose certain incremental restrictions on, among other matters, our ability to incur new debt and also may limit the extent to which we may make new investments or incur new liens.

Our future credit ratings could adversely affect the cost of our borrowing as well as our ability to obtain credit in the future.

On January 24, 2020, we issued the 2028 Senior Notes. The proceeds from this offering were used in part to subsequently redeem our outstanding 2023 Senior Notes. On May 13, 2020, we issued the 2025 Senior Secured Notes. The 2028 Senior Notes and the 2025 Senior Notes at the time of issuance were rated B1 by Moody’s, B+ by S&P, and BB- by Fitch. The 2025 Senior Secured Notes at the time of issuance were rated Ba2 by Moody’s, BB by S&P, and BB by Fitch. On November 4, 2020, S&P downgraded our corporate family rating and our unsecured notes to B+ from BB and the secured notes were downgraded from BBB- to BB, with all ratings on negative outlook. On November 10, 2020, Fitch downgraded our issuer default rating and our unsecured notes to B+ from BB-, with a negative outlook. On December 14, 2020, Moody’s downgraded our corporate family rating to B1 from Ba3, our secured notes to Ba3 from Ba2 and our unsecured notes to B3 from B1, with all ratings on negative outlook. As a result of the downgrades, the cost of borrowings under our PBF Holding Revolving Credit Facility has increased in accordance with the Revolving Credit Agreement. Given the current market conditions, we expect that the credit ratings agencies will continue to re-evaluate our corporate credit rating and the ratings of our unsecured and secured notes. Further adverse actions taken by the rating agencies on our corporate credit rating or the rating of our notes may further increase our cost of borrowings or hinder our ability to raise financing in the capital markets, which could impair our ability to grow our business, increase our liquidity and make cash distributions to our member.

Regulation of emissions of greenhouse gases, including restrictions on vehicles that use our products, could have a material adverse effect on our results of operations and financial condition.

Both houses of Congress have actively considered legislation to reduce emissions of greenhouse gases (“GHGs”), such as carbon dioxide and methane, including proposals to: (i) establish a cap and trade system, (ii) create a federal renewable energy or “clean” energy standard requiring electric utilities to provide a certain percentage of power from such sources, and (iii) create enhanced incentives for use of renewable energy and increased efficiency in energy supply and use. In addition, EPA is taking steps to regulate GHGs under the existing federal Clean Air Act. EPA has already adopted regulations limiting emissions of GHGs from motor vehicles, addressing the permitting of GHG emissions from stationary sources, and requiring the reporting of GHG emissions from specified large GHG emission sources, including refineries. These and similar regulations could require us to incur costs to monitor and report GHG emissions or reduce emissions of GHGs associated with our operations. In addition, various states, individually as well as in some cases on a regional basis, have taken steps to control GHG emissions, including adoption of GHG reporting requirements, cap and trade systems and renewable portfolio standards (such as AB32). On September 23, 2020 the governor of California issued an executive order effectively banning the sale of new gasoline-powered passenger cars and trucks by 2035 and requiring zero-emission medium to heavy duty vehicles by 2045 everywhere feasible. The executive order requires state agencies to build out sufficient electric vehicle charging infrastructure. It is not possible at this time to predict the ultimate form, timing or extent of federal or state regulation. In addition, it is currently uncertain how the current presidential administration or future administrations will address GHG emissions. In the event we do incur increased costs as a result of increased efforts to control GHG emissions, we may not be able to pass on any of these costs to our customers. Regulatory requirements also could adversely affect demand for the refined petroleum products that we produce. Any increased costs or reduced demand could materially and adversely affect our business and results of operations.

Risks Relating to the New Notes

Our indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under our indebtedness.

Our indebtedness may significantly affect our financial flexibility in the future. As of September 30, 2020, on an adjusted basis as set forth under “Capitalization”, we and the guarantors would have had total indebtedness (excluding $159.1 million in respect of outstanding letters of credit) of $3,970.8 million (which excludes debt issuance costs), of which $2,150.0 million (excluding $159.1 million in respect of outstanding letters of credit) is secured, and an additional $2,098.8 million of liquidity including excess availability under the Revolving Credit Facility, which includes our cash balance at September 30, 2020 on an adjusted basis, which is structurally senior to the notes and guarantees, to the extent of the value of the assets securing such indebtedness.

Based on our cash balance of $1,224.0 million as of November 30, 2020, after giving effect to this offering and assuming no subsequent borrowings under our Revolving Credit Facility, our liquidity including excess availability under our Revolving Credit Facility would have been approximately $2,069.8 million. We may incur additional indebtedness in the future. The amounts set forth above do not include any post-closing payments in connection with the Martinez Acquisition to the Seller if certain conditions are met, including earn-out payments based on certain earnings thresholds of the Martinez refinery (as set forth in the SPA, for a period of up to four years following the closing of the Martinez Acquisition). Our future strategy may include executing acquisitions and making significant capital improvements. Any significant acquisition or capital expenditure would likely require us to incur additional indebtedness in order to finance all or a portion of such acquisition. The level of our indebtedness has several important consequences for our future operations, including that:

•	a significant portion of our cash flow from operations will be dedicated to the payment of principal of, and interest on, our indebtedness and will not be available for other purposes;

•	covenants contained in our existing debt arrangements limit our ability to borrow additional funds, dispose of assets and make certain investments;

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these covenants also require us to meet or maintain certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our industry, such as being able to take advantage of acquisition opportunities when they arise;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited; and

•	we may be at a competitive disadvantage to those of our competitors that are less leveraged; and we may be more vulnerable to adverse economic and industry conditions.

Our substantial indebtedness increases the risk that we may default on our debt obligations, certain of which contain cross-default and/or cross-acceleration provisions. We have significant principal payments due under our debt instruments. Our and our subsidiaries’ ability to meet principal payment obligations will be dependent upon our future performance, which in turn will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations including the impact of the COVID-19 pandemic and related governmental responses, many of which are beyond our control. Our business may not continue to generate sufficient cash flow from operations to repay our substantial indebtedness. If we are unable to generate sufficient cash flow from operations, we may be required to sell assets, to refinance all or a portion of our indebtedness or to obtain additional financing. Refinancing may not be possible and additional financing may not be available on commercially acceptable terms, or at all.